UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Airgas, Inc.

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Airgas, Inc

259 N. Radnor-Chester Road

Suite 100

Radnor, PA 19087-5283

(610) 687-5253 Fax: (610) 687-1052

http://www.airgas.com

To:	All Airgas Associates
From:	Peter McCausland
Date:	March 1, 2010
Subject:	Update – Air Products’ Tender Offer

As you know, the last couple of weeks have been eventful for Airgas. I thought you might be interested in hearing more about what has been going on – at least from my perspective.

On Monday, February 22, 2010, the Airgas Board of Directors recommended that stockholders reject the Air Products hostile tender offer. This was done in an official Securities and Exchange Commission filing called a Schedule 14D-9 (available through the link titled “Air Products’ Unsolicited Proposal” on Airnet or www.airgas.com). We also issued a press release in which we provided details about the Board’s decision to reject the Air Products offer and urged stockholders not to tender their shares into the offer. This announcement generated a significant amount of press coverage, which, no doubt, many of you have seen.

Meetings with Stockholders

As part of our response it was important for me to explain the Board’s rationale to our stockholders, and so I spoke with a number of them in person and by phone. These meetings were a great opportunity to listen to our stockholders’ perspectives, and to talk about what Airgas has achieved and our plans to continue creating value in the years ahead. We are pleased with the strong support we have received for the Board’s position. We should all be proud of the excellent performance we’ve delivered, as well as our ability to work together as a team while putting the needs of our customers first.

We found that our stockholders were particularly interested in reviewing our investor presentation, titled “Our Rejection of Air Products’ Proposals (Updated).” This presentation and other communications documents are also available on Airnet or on www.airgas.com. In the presentation, we review Airgas’ proven track record of performance and what we believe is our clear strategy to continue delivering outstanding results. Some of the highlights of the presentation are the following:

•	Why The Airgas Board Has Rejected The Air Products Unsolicited Offer (Slide 4)

As we’ve stated for some time, the Airgas Board believes that the Air Products offer grossly undervalues our company. Airgas has an excellent track record of double-digit growth in earnings per share, revenue, EBITDA1, and cash flow from operations, and we believe our historical share price performance has been outstanding. As a result, the Airgas Board believes the Air Products unsolicited offer does not reflect the value of our industry leading position in the packaged gas business, our unrivaled platform, and our substantial recent investments. Further, it does not reflect Airgas’ significant opportunities related to the economic recovery. We believe Airgas’ standalone value, based on executing our strategic plan, is superior to the Air Products $60 per share cash offer.

[1]	EBITDA is defined as Earnings Before Interest, Taxes, Depreciation and Amortization.

•	We Are Highly Confident in Our Mid-Term Financial Goals (Slide 8)

Calendar 2012 View of Mid-Term Goals (Slide 9)

Our stockholders were pleased to know that our mid-term financial goals were established in the normal course of business as part of our regular strategic planning process, which started in July 2009 and was completed in October 2009, in advance of Air Products’ unsolicited offer. The quality of our planning process, as well as our history of achieving or exceeding our prior strategic plans, give us a high degree of confidence in this strategic plan. Our mid-term goals for fiscal year 2013 to 2014 include sales in excess of $5.5 billion, an operating margin of 13% to 14%, and return on capital (ROC) of 14.5% to 15.5%. Our mid-term goals for calendar year 2012 (which includes the last quarter of our fiscal 2012 and the first three quarters of our fiscal 2013) are to achieve sales in excess of $5.2 billion, an EBITDA margin of 18% to 18.5%, and earnings per share (EPS) in excess of $4.20 per share.

•	Consistently Strong Performance Against Mid-Term Financial Goals (Slide 10)

Airgas Fiscal Year EPS Results vs. Guidance and Consensus (Slide 11)

Airgas has a strong history of meeting or exceeding the guidance that we provide to our investors regarding our future performance. This point hit home with our stockholders. On January 28, 2010 – seven days before Air Products publicly announced its unsolicited proposal – we announced our expectation that Airgas’ fiscal year 2010 EPS results would be within the range of $2.66 to $2.70 per diluted share, consistent with the guidance originally provided on May 5, 2009, notwithstanding a difficult economic climate. Finally, it is important to note that our mid-term financial goals do not include the benefits that we expect to realize through implementation of SAP.

•	Strong Cash Flow Drives Stockholder Value Creation (Slide 25)

Airgas generates strong cash flow, and has an impressive history of utilizing cash flow to create stockholder value. Cash flow enables us to fund capital expenditures for growth and maintenance, finance acquisitions, pay down debt and return cash to stockholders through dividends and share repurchases. We achieved an impressive 21% Compound Annual Growth Rate for adjusted cash flow from operations during the calendar years 2001 to 2009.2 In fact, on January 28, 2010, in conjunction with our third quarter earnings, we announced that we had achieved record year-to-date free cash flow of $289 million, up 69% from the prior year. Indeed, at an investor conference last week, Air Products stated that an acquisition of Airgas would “deliver a tremendous amount of cash for us over the years.”3 We understand that Airgas’ cash flow is very attractive, but we believe our own stockholders should receive the benefit of the tremendous cash flow our business generates.

•	Well-Positioned for the U.S. Economic Recovery (Slide 37)

Now is Precisely the Wrong Time to Sell Airgas (Slide 39)

Airgas’ share price and EPS performance historically lag going into and out of recessionary periods but emerge with significant upside. This fact is evidenced by the 346% increase in the trading price of Airgas shares in the 22 months following the recessionary period in June 2000. Today, Airgas’ same-store sales are beginning to rebound, and the results from the most recently completed quarter reflect a sequential improvement in daily sales over the prior quarter — a very encouraging sign. We believe that we are poised to realize significant benefits as the economy emerges from the worst recession since the Great Depression, making this precisely the wrong time to sell Airgas.

[2]	Reconciliation of adjusted cash from operations is available on the airgas.com website–Investor Info/GAAP Reconciliation.
[3]	Air Products and Chemicals, Inc. Presentation at Morgan Stanley Global Basic Materials Conference, February 25, 2010.

Shining a Spotlight on Airgas’ Strong Performance and Value

Even though we did not choose to be the target of a hostile takeover attempt at an inopportune time, there is a silver lining. We believe the current situation shines a spotlight on Airgas and highlights our many accomplishments, how undervalued Airgas is and our attractive future. This is a clear reflection of the hard work, dedication, and teamwork demonstrated every day by our Airgas associates. When speaking with stockholders last week, I was pleased and excited to tell the Airgas story, to share our past successes and our expectations for the future. I reassured our investors that we at Airgas are energized and focused on running the business to meet the needs of our customers and to achieve our goals.

As I have said before, the increased interest in our company is likely to continue. Should you receive any media inquiries, please forward them to Jay Worley, Vice President–Communications and Investor Relations, at 610-902-6206 or jay.worley@airgas.com, and all investor inquiries should go to Barry Strzelec, Manager-Investor Relations, at 610-902-6256 or barry.strzelec@airgas.com.

We will continue to provide updates as this process moves forward. In the meantime, please stay focused so that we can continue achieving our objectives and building on our track record of success.

Thank you again for your commitment to Airgas.

Sincerely,

Peter McCausland
Chairman and Chief Executive Officer

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer commenced by Air Products Distribution, Inc., a wholly owned subsidiary of Air Products and Chemicals, Inc., Airgas has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov. Also, materials related to Air Products’ Unsolicited Proposals are available in the “Investor Information” section of the Company’s website at www.airgas.com, or through the following web address: http://investor.shareholder.com/arg/airgascontent.cfm.

In addition, Airgas may file a proxy statement with the SEC. Any definitive proxy statement will be mailed to stockholders of Airgas. INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Airgas and certain of its directors and executive officers may be deemed to be participants under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of Airgas’ directors and executive officers in Airgas’ Annual Report on Form 10-K for the year ended March 31, 2009, which was filed with the SEC on June 1, 2009, and its proxy statement for the 2009 Annual Meeting, which was filed with the SEC on July 13, 2009. To the extent holdings of Airgas securities have changed since the amounts printed in the proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.

FORWARD-LOOKING STATEMENTS

This communication may contain statements that are forward looking. These statements include, but are not limited to: our having strong prospects for organic and acquisition growth in the coming years; the economy just beginning its recovery; the view that under the terms of Air Products’ proposal, our stockholders would sacrifice real value and opportunity; our belief that a combination of our two companies could destroy rather than create value; our belief that Air Products’ tender offer would be highly likely to be subject to substantial delays related to U.S. antitrust clearance; and our prospects for continued growth and stockholder value creation. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: adverse changes in customer buying patterns resulting from further deterioration in current economic conditions; weakening in the operating and financial performance of our customers, which can negatively impact our sales and ability to collect our accounts receivable; postponement of projects due to the recession; customer acceptance of price increases; the success of implementing and continuing our cost reduction programs; supply cost pressures; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our ability to achieve acquisition synergies; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses eroding planned cost savings; higher than expected implementation costs of the SAP system; conversion problems related to the SAP system that disrupt our business and negatively impact customer relationships; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the potential for increased expenditures relating to compliance with environmental regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulation; continued potential liability under the Multiemployer Pension Plan Amendments Act of 1980 with respect to our participation in or withdrawal from multi-employer pension plans for our union employees; the extent and duration of current recessionary trends in the U.S. economy; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in Airgas’ reports, including its March 31, 2009 Form 10-K, subsequent Forms 10-Q, and other documents filed by Airgas with the SEC.